EXHIBIT 23.6

CONSENT OF BDO SEIDMAN, LLP

The Board of Directors and Stockholders
Evergreen Resources, Inc.

          We consent to the reference to our firm under the caption “Experts,” included in the joint proxy statement/prospectus of Pioneer Natural Resources Company (“Pioneer”) that is made a part of the registration statement of Pioneer on Form S-4 filed on June 14, 2004 for the registration of its common stock. We also consent to the incorporation by reference therein of our report dated February 13, 2004, with respect to the consolidated financial statements of Evergreen Resources, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP
Houston, Texas
June 11, 2004